Exhibit 99.4

MEDIA CONTACTS:	Pam Joy
207-642-7337
pjoy@fairpoint.com

Connie Gemmer
(207) 774-2458, x 102
connie@bartongingold.com

FAIRPOINT CREATING 190 JOBS IN MANCHESTER

Part of Plan to Create a Total of 250 Jobs in New Hampshire Upon Merger

MANCHESTER, NH (June 28, 2007) — FairPoint Communications, Inc. today announced its intention to create approximately 190 jobs in Manchester, part of a plan to create a total of 250 new jobs throughout New Hampshire following the completion of its merger with Verizon’s landline business in New Hampshire.

“The impact on the economy of New Hampshire should be significant and long term,” said Walter E. Leach, Jr., FairPoint’s executive vice president. “We are honored to serve as a catalyst for the economy of New Hampshire in general and Manchester in particular, providing jobs for the residents and introducing new spending that could spur the development of even more jobs by other companies. We are also pleased to be part of the continuing development in the revitalization of downtown Manchester.”

“I am excited that FairPoint has chosen Manchester as its operations hub for New England,” Manchester Mayor Frank Guinta said. “Having 190 new, high-paying tech jobs in the city are exactly the type Manchester has tried to attract. FairPoint recognizes that our city has a lot to offer its company in helping it grow, and I look forward to working with them as this process moves along.”

Contingent on the New Hampshire Public Utilities Commission’s approval, receipt of other regulatory approvals and completion of the merger, the 190 new jobs in Manchester will involve opportunities in business and wholesale sales, accounting, marketing, engineering, risk management, and staff support. FairPoint has already begun hiring for some of the positions in New Hampshire and will continue the process through January 2008 when the merger is expected to be completed.

A new FairPoint data center is expected to be located at 770 Elm St., in a building currently owned by Verizon. This and another existing Verizon site at 875 Holt Ave. should provide enough office space for the new FairPoint employees and the existing Verizon employees. Leach noted that the company is also planning to locate a new network operations center (NOC) in Manchester as well, but the final location is still under review.

The cost of the data center building renovations is estimated at $6 million, almost all of which will be contracted locally. In addition, well over $50 million is expected to be invested in equipment, hardware and software used in the data center and NOC. FairPoint has engaged CB Richard Ellis (CBRE) to manage the renovations. CBRE will be supported by Vincent Construction and Reilly Electric, a local subcontractor represented by the International Brotherhood of Electrical Workers (IBEW). Work is currently in process and expected completion of this project is fall 2007. Prior to the completion of the merger, FairPoint will rent appropriate space at 770 Elm St. from Verizon.

The new employees will join the existing Verizon employees who continue as employees of FairPoint after the merger is completed.

“Our goal is to have a cohesive team right from the start,” said Leach.

In addition to the approximately 190 jobs FairPoint is planning to create in Manchester, it also plans to create another 50 in Littleton and another 10 in various locations around the state, for a total of approximately 250 new jobs in New Hampshire. “FairPoint expects certain of these positions to be union represented jobs.” Leach said.

“Manchester and New Hampshire in general are very important to FairPoint’s commitment to deliver quality customer service,” Leach said. “FairPoint is excited to be here and committed to becoming even more involved and active in New Hampshire as our presence in the state grows.”

About FairPoint

FairPoint is a leading provider of communications services to rural and small urban communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural and small urban communities. Today, FairPoint owns and operates 31 local exchange companies located in 18 states offering an array of services, including local and long distance voice, data, Internet and broadband offerings. The company is traded on the New York Stock Exchange under the symbol “FRP”.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements related to potential cost savings and synergies expected to be realized in the merger. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.  Source: FairPoint Communications, Inc., www.fairpoint.com.

FairPoint has filed a registration statement, including a proxy statement, and other materials with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger.  We urge investors to read these documents because they contain important information. Investors can obtain copies of the registration statement and proxy statement, as well as other filed documents containing information about FairPoint and the merger, at www.sec.gov, the SEC’s website, or at www.fairpoint.com/investor. Investors may also obtain free copies of these documents and the Company’s SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to

FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

FairPoint, Verizon, and FairPoint’s directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from FairPoint stockholders with respect to the merger and transactions.  Information about FairPoint’s directors and executive officers is available in FairPoint’s proxy statement for its 2006 annual meeting of shareholders, dated April 24, 2006.  Additional information about the interests of potential participants will be included in the registration statement and proxy statement and other materials filed or to be filed by FairPoint with the SEC.

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